Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL CORPORATION TO ACQUIRE CONTROL OF CONTENTGUARD

Premier Inventor and Developer of Digital Rights Management (DRM) Technologies Holds Leading Portfolio of

DRM Patents Worldwide

Pendrell to Work with Time Warner to Accelerate ContentGuard Innovation and provide Flexible DRM Solutions for Growing Digital Content Distribution Market

Kirkland, Wa. (Business Wire) September 28, 2011 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell” or “the Company”) announced today that its subsidiary, Pendrell Technologies LLC, entered into a definitive agreement to acquire 90.1% of privately-held ContentGuard Holdings, Inc., a leading inventor, developer and licensor of digital rights management (DRM) and related content distribution patents and technologies. Following the closing of the transaction, Time Warner (NYSE: TWX) will own 9.9% of ContentGuard and will be entitled to appoint a representative to the ContentGuard board of directors. The Company will pay $90.1 million in cash to the current ContentGuard shareholders. Closing of the transaction remains subject to a filing under Hart-Scott-Rodino and the expiration of the applicable thirty day waiting period. ContentGuard and its management team will continue to be based in El Segundo, California.

Originally spun out of Xerox PARC in 2000, ContentGuard has been a pioneering inventor and developer of foundational DRM and content distribution technologies which enable the creation of new digital content business models and enterprise content security solutions. ContentGuard’s intellectual property portfolio features more than 260 issued patents and over 160 pending patent applications worldwide. ContentGuard has built strong relationships with companies that facilitate the seamless movement of digital content across connected devices, in both the consumer and enterprise segments, by offering DRM solutions that maintain the rights and economic interests of content owners while enabling content users to access content based on established standards that are device, network and operating system agnostic. The company has a robust history of technology licensing transactions and revenues. Numerous leading technology companies have recognized the value of ContentGuard’s intellectual property and have entered into licensing agreements with ContentGuard, including LG Electronics, Microsoft Corporation, Nokia, Panasonic, Sharp, Sony, Sony Ericsson, Toshiba, Casio Hitachi Mobile Communications, Technicolor, Time Warner, Inc. and Xerox Corporation.

“With approximately 50% of handsets worldwide licensed by ContentGuard, and substantial historical revenues, ContentGuard’s patent portfolio is well-proven. We believe that ContentGuard’s DRM technologies set the standard for protecting content in virtually every instance where content is transferred to a connected device – from mobile phones to tablets, set top boxes, e-readers, game consoles, DVD players, personal computer and televisions” commented Ben Wolff, chief executive officer of Pendrell. “Consumer purchases of content over the Internet have been growing rapidly because of the ability of these devices to access all forms of digital content. Similarly, businesses are increasingly reliant on enterprise content management solutions invented by ContentGuard to manage and protect access to ever increasing quantities of mission-critical digital documentation. These growth trends underscore the opportunity for ContentGuard.”

“We look forward to working with Pendrell as ContentGuard expands and accelerates the growth of its technical solutions and licensing programs to meet the growing DRM needs of consumers and businesses worldwide”, said Michael Del Nin, Time Warner, Inc. senior vice president for International and Corporate Strategy and ContentGuard board member. “The extensive telecom and media relationships and backgrounds of the Pendrell team, coupled with their deep IP experience, make them great colleagues for us going forward.”

About Pendrell Corporation

Pendrell is headquartered in Kirkland, Washington. In June, 2011, Pendrell acquired Ovidian Group, a global leader in innovative IP solutions and a trusted partner to the world’s leading technology companies. For more information on Pendrell, visit www.pendrell.com. For more information on ContentGuard, visit www.contentguard.com. For more information on Ovidian, visit www.ovidian.com

Contact:

Christopher Doherty

Pendrell Corporation

703-964-1414

christopher.doherty@pendrell.com

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